Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Immunome, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other	2,175,489	$23.48	$51,080,481.72	0.00014760	$7,539.48
Total Offering Amounts					$51,080,481.72		$7,539.48
Total Fee Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$7,539.48

(1)	The shares of Common Stock, par value $0.0001 per share (“Common Stock”), of the Registrant will be offered for resale by the selling stockholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional number of shares of Common Stock issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events with respect to the shares of Common Stock being registered pursuant to this registration statement.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per share and maximum aggregate offering price are calculated using the average of the high ($24.86) and low ($22.10) prices of the Common Stock as reported on the Nasdaq Capital Market on April 1, 2024, which date is within five business days prior to the filing of this registration statement.